Exhibit 10.6
EXECUTIVE SEVERANCE/NON-COMPETE AGREEMENT
     In this Executive Severance/Non-Compete Agreement dated as of                     , 2005 (the “Agreement”), Sears Holdings Corporation and its controlled affiliates and subsidiaries (“Sears”), and                                          (“Executive”), intending to be legally bound and for good and valuable consideration, agree as follows:
     1. Severance Benefits.
          (a) Continuation of Compensation. In the event that (x) Executive’s employment is terminated by each Sears entity by which she is employed (the “Company”) for any reason other than Cause (as defined below), death or Disability (as defined below) or (y) Executive’s employment is terminated by Executive for Good Reason (as defined below), subject to the provisions of Sections 6(e) and (f) and 10 herein, the Company shall pay to Executive his annual base salary as in effect immediately prior to the date of termination for a period of one (1) year; provided that, in any event, Sears’ obligations under this clause 1 shall be reduced on a dollar-for-dollar basis (but not below zero) to the extent that Executive earns fees, salary or wages from a subsequent employer (including those arising from self-employment) during the Salary Continuation Period (as defined below). The amount described in Section 1(a) shall be paid on each regular payroll period following the date of termination (the “Salary Continuation Period”) provided that if at the time that the executive terminates employment the executive is a “key employee” or “specified employee” within the meaning of Code Section 409A and regulations issued thereunder, then, if necessary to comply with Section 409A, payment to the executive shall not commence until six months after the executive’s termination of employment In addition to the foregoing, a lump sum payment will be made to Executive within ten (10) days following the date of termination in an amount equal to the sum of any accrued base salary through the date of termination to the extent not theretofore paid and any vacation benefits that accrued prior to the date of termination. No vacation will accrue after the date active employment ends. All salary continuation payments and benefits will terminate and forever lapse if Executive is employed by a “Sears Competitor” as defined in Section 6(b) herein.
          (b) Continuation of Benefits. During the Salary Continuation Period, Executive will be entitled to all benefits (other than as specified above) for which Executive was eligible to participate prior to the end of active employment, with the exception of Long-Term Disability and Flexible Spending Accounts. Executive and eligible dependents shall be entitled to continue to participate in the Company’s medical and dental plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The cost of such COBRA coverage for Executive and his dependents will be subsidized by the Company, so that Executive will be paying the same premium for medical and dental plan coverage during the Salary Continuation Period as an active employee. However, in the event Executive becomes employed by another employer and is covered by such employer’s health benefits plan or program, the medical and dental benefits provided by the Company hereunder shall be secondary to such employer’s health benefits plan or program in accordance with the terms of the Company’s health benefit plans.

          (c) Long-Term Performance Program. The Long Term Performance Incentive Program grant for any multi-year performance period will be treated at termination of active employment in accordance with the provisions of its respective program document or grant letter.
          (d) Outplacement. From the date of termination pursuant to the first sentence of Section 1(a), Executive will be immediately eligible for outplacement services at the Company’s expense. The Company and Executive will mutually agree on which outplacement firm, among current vendors used by the Company, will provide these services. Such services will be provided for up to one (1) year from the beginning of the Salary Continuation Period or until employment is obtained, whichever occurs first.
     2. Definitions. For purposes of this Agreement, the following terms shall have the definitions as set forth below:
          (a) “Cause” shall mean (1) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a mental or physical disability) of Executive’s duties and responsibilities which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach, (2) the commission by Executive of a felony involving moral turpitude, or (3) dishonesty or willful misconduct in connection with Executive’s employment; and
          (b) “Disability” shall mean disability as defined under the long-term disability plan of Sears applicable to Executive.
          (c) “Good Reason” shall mean, without Executive’s written consent, (i) a reduction of more than 10% in the sum of Executive’s annual base salary and target bonus from those in effect as of the date of this Agreement, (ii) a change in reporting relationship such that Executive reports to anyone other than the Chief Executive Officer, the Chairman of the Board, the Board of directors, (iii) a reduction in title or a material diminution in duties, (iv) Executive’s mandatory relocation to an office more than 50 miles from the primary location at which Executive is required to perform Executive’s duties immediately prior to the date of this Agreement or (v) failure of a successor company to assume or fulfill the obligations under this Agreement.
     3. Non-Disparagement. Executive will not take any actions detrimental to the interests of Sears, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sears, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive’s behalf.
     4. Intellectual Property Rights. Executive acknowledges that Executive’s development, work or research on any and all inventions or expressions of ideas, patentable or not, hereafter made or conceived solely or jointly within the scope of employment at Sears, provided such invention or expression of an idea relates to the business of Sears, or relates to

Sears actual or demonstrably anticipated research or development, or results from any work performed by Executive for or on behalf of Sears, are hereby assigned to Sears, including Executive’s entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive’s management and will, upon request, promptly execute a specific written assignment of title to Sears. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.
     5. Confidentiality. Executive agrees that the existence and terms of the Agreement, including the compensation paid to Executive, and discussions with Sears regarding this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law or legal process; (b) to Executive’s spouse, domestic partner, or financial/legal advisors, all of whom shall agree to keep such information confidential.
     6. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what Sears is otherwise obligated to pay. In consideration of the opportunity for severance benefits and special payments specified above, and other good and valuable consideration, Executive agrees to the following:
(a)	Non-Disclosure and Non-Solicitation. Executive acknowledges that Executive has previously or has simultaneously executed and will continue to be bound by an Executive Non-Disclosure and Non-Solicitation of Employees Agreement, which agreement sets forth, among other things, the definition of Sears Confidential Information and is incorporated by reference herein.

(b)	Non-Competition. Executive acknowledges that as a result of Executive’s position at Sears, Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of such Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor.
i.	Therefore, for one (1) year from Executive’s last day of active employment, whether or not Executive receives severance benefits pursuant to Section 1 hereto (“Severance Pay”), Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in or being a customer of) any Sears Competitor.

ii.	For purposes of this Agreement, “Sears Competitor” means
1.	Those companies listed on Appendix A, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in (2), below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection 6(b)(ii)(2), below, and
2.	Any party (A) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, auto parts and/or apparel products, or providing home improvement, product repair and/or home services, with combined annual revenue in excess of $500 million, (B) any vendor with combined annual gross sales of services or merchandise to Sears in excess of $100 million, or (C) a party engaged in any other line of business, in which Sears has commenced business prior to the end of Executive’s active employment, with Sears having annual gross sales in that line of business in excess of $50 million.
iii.	Executive acknowledges that Sears shall have the right to propose modifications to Appendix B periodically to include (1) emergent Competitors in Sears existing lines of business and (2) Competitors in lines of business that are new for Sears with the prior written consent of Executive, which shall not be unreasonably withheld.

iv.	Executive further acknowledges that Sears does business throughout the United States, Puerto Rico and Canada and that this non-compete provision applies in any state of the United States, Puerto Rico or province of Canada in which Sears does business.
          (c) Executive will provide Sears with such information as Sears may from time to time reasonably request to determine Executive’s compliance with this Agreement. Executive authorizes Sears to contact Executive’s future employers and other entities with which Executive has any business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, its agents and employees, from all liability for any damage arising from any such contacts or communications.
          (d) Executive agrees that the restrictions set forth above are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.
          (e) Upon the termination of Executive’s employment by either party, Executive will execute a binding General Release and Waiver of claims in a form to be provided by Sears, which is incorporated by reference herein. This General Release and Waiver will be in a form substantially similar to the attached sample. If the General Release and Waiver is not signed or is signed but subsequently revoked, Executive will not receive Severance Pay (if any) or any other benefits due under this Agreement.
          (f) Executive acknowledges that irreparable harm would result from any breach or threatened breach by Executive of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches or threatens to breach this Agreement, Executive consents to injunctive relief in favor of Sears without the necessity of Sears posting bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not yet made and a return of any payments already received by Executive.
          (g) Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears or Executive in any instance shall not be deemed a waiver of such provision in the future,
          (h) Executive may request (i) a waiver of the non-competition provisions of this Agreement or (ii) that the time frame in Section 6(b), above, commence during Executive’s continued employment with Sears, by written request to the Chief Executive Officer of Sears or the equivalent. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears’ absolute discretion.
     7. Except as specifically provided in paragraphs (a) and (b) of Section 1 and Sections 6(e) and (f) and 10, such compensation and benefits shall not be reduced whether or not Executive obtains other employment (it being agreed, however, that Executive shall be obligated to seek other employment).
     8. Executive agrees, without receiving additional compensation, to fully and completely cooperate with Sears, both during and after the period of active employment, in all investigations, potential litigation or litigation in which Sears is involved or may become involved other than any such investigations, potential litigation or litigation between Sears and Executive. Sears will reimburse Executive for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.
     9. Executive agrees that both during and after the period of active employment with Sears, Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any corporate relative of Sears, unless subject to judicial enforcement to appear as a fact witness only.
     10. In the event of a breach by Executive of any of the provisions of this Agreement, including but not limited to the non-disparagement provision (Section 3 herein), and the non-competition provisions (Section 6 herein) of this Agreement, Sears obligation to make salary continuation or any other payments under this Agreement will immediately cease.
     11. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.
     12. This Agreement will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, Suit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.
     13. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive’s employment or termination of employment be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.
     14. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive’s employment with Sears is terminable “at-will” by either party with or without cause and with or without notice.
     15. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Sears document, then the provisions of this Agreement will control. Executive shall not be eligible for any benefits under the Sears Transition Pay Plan or any successor severance plan or program. This Agreement will supersede any prior agreement between Executive and Sears with respect to the subject matter contained herein (with the exception of the Executive Non-Disclosure and Non-Solicitation of Employees Agreement dated                     , 200 _) and may be amended only by a writing signed by an authorized officer of Sears.
     16. All compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.
     17. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears or affiliate thereof and Executive.
     18. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.
     IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement effective as of the date set forth below.

SEARS HOLDINGS CORPORATION

BY:

EXECUTIVE

Date	Date

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, SEARS HOLDINGS CORPORATION, 3333 BEVERLY ROAD, HOFFMAN ESTATES, IL 60179. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
GENERAL RELEASE AND WAIVER
     In consideration for the benefits that I will receive under the attached Executive Severance/Non-Compete Agreement, I and any person acting by, through, or under me hereby release, waive, and forever discharge Sears Holdings Corporation, its current and former agents, subsidiaries, affiliates, employees, officers, shareholders, successors, and assigns (“Sears”) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Sears and the termination of my employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, or pursuant to statute, including any claim for age or other typos of discrimination under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local law or ordinance, to the fullest extent permitted under the law, including the Employee Retirement Income Security Act. This General Release and Waiver does not apply to any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that Sears is not admitting to any violation of my rights or any duty or obligation owed to me.
     Excluded from this General Release and Waiver are my claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, (2) any rights or claims to benefits accrued under benefit plans maintained by Sears pursuant to ERISA, and (3) any claims that cannot be waived under the Fair Labor Standards Act or Family and Medical Leave Act. I do, however, waive my right to any monetary recovery should any agency pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against Sears with any governmental agency and/or any court.
     In addition, I agree never to sue Sears in any forum for any claim covered by this General Release and Waiver except that I may bring a claim under the ADEA to challenge this General Release and Waiver. If I violate this General Release and Waiver by suing Sears, other than under ADEA, I shall be liable to Sears for its reasonable attorney’s fees and other litigation costs and expenses incurred in defending against such a suit.
     I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.
     I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.
     I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.
     I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Sears in writing at Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date:	SAMPLE ONLY — DO NOT SIGN	Signed by:	SAMPLE ONLY — DO NOT SIGN

Witness by:

Executive:	Date: , 2005
Appendix A
to Executive Severance/Non-Compete Agreement
     In addition to all companies otherwise meeting the definition of “Sears Competitor” in Section 6(b)(ii)(2) of the Executive Severance/Non-Compete Agreement to which this Appendix A is attached, the following companies are “Sears Competitors” for purposes of that Section 6(b)(i):

Retail	Home/Product Services
Department Stores	Ace Hardware Corporation
Dillard’s, Inc.	TruServe Corporation
Federated Department Stores, Inc.	Lowe’s Companies, Inc.
J. C. Penney Company, Inc.	Menard, Inc.
Kohls’ Corporation	The Home Depot, Inc.
The May Department Stores Company
Mervyn’s
Saks Incorporated

Discount Stores	Other
Kohl’s Corporation	Maytag Corporation
Target Corporation	Whirlpool Corporation
Wal-Mart Stores, Inc.	The ServiceMaster Company

Specialty Stores
AutoZone, Inc.
Bed Bath & Beyond Inc.
Best Buy Co., Inc.
CarMax, Inc.
Circuit City Stores, Inc.
CompUSA Inc. (eliminate hyphen)
Finlay Enterprises, Inc. (Jewelry)
Gap Inc.
Limited Brands, Inc.
Linens ‘n Things, Inc.
Office Depot, Inc.
The Pep Boys – Manny, Moe & Jack
Pier 1 Imports, Inc.
Tandy Brands Accessories, Inc.
Zale Corporation